Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3ASR

STMicroelectronics N.V.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares	(1)	Other	24,755,584(2)	$31.95	$790,940,908.80	0.0001381	$109,228.94

Total Offering Amounts:							$790,940,908.80		109,228.94
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$109,228.94

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Offering Note(s)

(1)	Estimated in accordance with Rules 457(c) and 457(o) solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low prices for a share of the registrant’s ordinary shares as reported on the New York Stock Exchange on March 24, 2026.

(2) Represents ordinary shares of the registrant that may be offered for resale by the selling securityholder upon exercise of a warrant to purchase the registrant’s ordinary shares. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of any stock dividend, stock split, recapitalization or similar transaction.